UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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INVESTMENT GRADE MUNICIPAL INCOME FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
SCOTT FRANZBLAU
ROBERT FERGUSON
MATTHEW S. CROUSE
RICHARD A. RAPPAPORT
WILLIAM J. ROBERTS
GARY G. SCHLARBAUM
ROBERT A. WOOD
WALTER S. BAER
LYNN D. SCHULTZ

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On November 26, 2008, Western Investment LLC (“Western Investment”), together with the other participants named therein, made a definitive filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of six nominees as directors at the 2009 annual meeting of stockholders (the “Annual Meeting”) of Investment Grade Municipal Income Fund, Inc. (the “Fund”).

Item 1: On January 5, 2009, Western Investment mailed the following letter to stockholders of the Fund:

IMPORTANT WARNING TO SHAREHOLDERS OF INVESTMENT GRADE MUNICIPAL INCOME FUND (PPM)

UBS DIVISION CEO INDICTED BY FEDERAL GRAND JURY FOR CONSPIRING WITH OTHER SENIOR UBS EXECUTIVES

Accused of helping UBS clients hide as much as $20 billion in assets from IRS.  The CEO of UBS’s Global Wealth Management & Business Banking division was recently indicted by a federal grand jury for conspiring with other senior UBS executives and thousand of its US clients to hide as much as $20 billion in assets from the IRS.  UBS is the indirect parent of Investment Grade Municipal Fund’s (PPM) investment adviser.

COMPLAINTS FILED AGAINST UBS, SWITZERLAND’S BIGGEST BANK, BY THE ATTORNEY GENERAL OF THE STATE OF NEW YORK

Results in the payment of $150 million in penalties and the redemption of $19 billion in Auction Rate Securities. In late July 2008, the Attorney General of the State of New York filed a complaint against UBS that revealed that UBS’s apparent solution to the auction rate liquidity crisis was to redouble its efforts to sell off its inventory of the soon-to-be frozen securities to its own clients.  A mere two weeks after the complaint was filed, UBS agreed to pay a $150 million penalty and to redeem $19 billion of its auction rate securities.

UBS IS ALLEGED TO HAVE CHARGED INFLATED FEES AT AN $11.7 BILLION U.S. REAL-ESTATE FUND BY OVERVALUING CERTAIN COMMERCIAL PROPERTIES

Managing Director and head of valuations at a UBS real-estate fund affiliate filed a complaint under Connecticut’s whistleblower law alleging that its real-estate valuations were inflated by as much as $100 million.  UBS clients were paying for the management of up to $100 million in illusory assets.  This executive states in court papers that he repeatedly clashed with his bosses over returning fees to the firm’s clients, which included public pension funds.

ALLEGEDLY PARTICIPATING IN TAX FRAUD, DUMPING BAD SECURITIES ON CLIENTS, CHARGING PUMPED UP FEES ON BAD ASSET VALUATIONS - IT STRAINS CREDULITY THAT THE FUND’S INVESTMENT ADVISER CAN ESCAPE THE TAINT OF ALLEGED CRIMINALITY AT ITS PARENT COMPANY.  IN THE CURRENT UNCERTAIN ECONOMIC CLIMATE, WITH MAJOR INSTITUTIONS FALLING ON EVERY SIDE, ASK YOURSELF IF YOU REALLY WANT YOUR MONEY IN THIS MANAGER’S HANDS.

PPM STOCK PRICE OFF 39% WHILE NAV DISCOUNT HITS WORST LEVELS EVER

Dear Fellow Stockholder:

PPM share values have been hit hard by the current economic mess.  So have most securities.  But PPM stockholders have been hit with a double whammy: your shares have recently been trading at discounts of   20% or more to their slumping underlying value. At these levels, past income you may have earned on your investment in PPM is illusory – you will give it back and more when you sell.  Ask yourself if you want the current manager, with all the allegations swirling around its parent, holding your money in this environment.  This may be your last chance to directly address and fix this problem.  As a significant stockholder of Investment Grade Municipal Income Fund Inc. (“PPM” or the “Fund”), Western Investment LLC, together with the other participants in this solicitation is seeking your support for the election of our slate of highly qualified nominees to the Board at the Fund’s upcoming annual meeting.  UBS AG (“UBS”), the ultimate parent of the Fund’s investment adviser, has been indicted and still faces further charges, the Fund’s performance is down and its discount to NAV is at its worst levels ever.  The current Board nevertheless staunchly supports the current UBS affiliate manager and the risky status quo.

We believe it is imperative that stockholders act now to elect directors who will promptly act to protect their investment and maximize value for all stockholders.

We are concerned that this Board endorses the continued employment of UBS Global Asset Management (Americas) Inc. (“UBS Global”), the Fund’s investment advisor, even as UBS remains the subject of a criminal indictment for allegedly helping its American clients evade paying taxes on up to $20 billion in assets.  Just this past summer, UBS paid $150 million in fines in settlement of a State of New York complaint regarding abusive sales practices in connection with sales of auction rate securities.  This is on top of the numerous actions by UBS that have come to light over the course of investigations into UBS’s activities, including allegations that UBS charged inflated fees at an $11.7 billion U.S. real-estate fund by overvaluing certain commercial properties.  Do you want to support Switzerland’s largest bank in its alleged efforts to cheat American taxpayers out of billions of dollars?  More importantly, do you want a manager overseeing your money that claims that it has no connection at all to the improprieties and alleged criminal activities UBS is charged with?

The Board would have you believe that UBS is some remote affiliate of the Fund’s investment adviser with little or no effect on the Fund.  In fact, UBS controls your Fund’s investment adviser.  The uncertainty and risk this connection generates concerns us since they hold the future of your investment in their hands.  If elected, we can do something about that.

Your vote at the upcoming Annual Meeting is extremely important.  As you are aware, the Fund recently traded (on October 10, 2008) at a 28.8% discount to net asset value, or NAV.  At this level, stockholders would see an immediate gain of nearly 40% if shares traded at NAV, their true value.  We believe such a discount is unacceptable.  Where is the Board that the Fund’s prospectus says will “consider taking action to attempt to reduce or eliminate any discount” and will annually consider “action either to repurchase shares of common stock in the open market or to make a tender offer for shares of common stock at their net asset value.”  To our knowledge, directors have not ordered the repurchase of a single share of common stock despite the fact that repurchases would have been strongly accretive to NAV and earnings per share.

We believe this Board, by asking stockholders to approve a new management contract with UBS Global while simultaneously failing to address the Fund’s discount to NAV, is putting UBS’s interests above those of the stockholders, and seems more interested in taking actions that maximize the fees for the Fund’s adviser than in taking actions that maximize value and minimize risk for stockholders.  Accordingly, we have proposed an alternative slate of qualified individuals with the dedication, skills and expertise the Fund needs.  We need your support to elect them and urge you to vote the enclosed GOLD proxy today, by phone, internet or mail.  Do your part to see independent and experienced governance brought to the Fund.  Stockholders deserve better leadership than this Board has provided.

The Fund’s performance has been mediocre for many years and particularly horrible in 2008.  As you are aware, the Fund’s stock price is off 39% from last summer’s highs, its discount to NAV has soared, and the Fund’s preferred stockholders have seen their investment locked up since last February.  Any benefit common stockholders may have received in dividends over the years has effectively been wiped out.  The fact is, the depth and impact of the current credit crisis has been magnified by the very same leverage that has been condoned by the Fund’s board.  Common stockholders until recently paid higher fees for a leveraged asset base that included the outstanding preferred stock.  However, this very leverage has magnified the Fund’s recent stock price collapse.  UBS Global collects hefty fees to do more than just trade portfolio securities.  They are paid to manage, and managing risk is part of their job.  The chart below depicts the total return on an investment in the Fund and in an unleveraged, open-end municipal bond fund.  The Board could have directed the adviser to reduce or eliminate leverage, although this decision would have lowered management fees received by the fund adviser.  We wonder if director fees of up to $235,000 a year influenced this decision.

Western Investment has a long history of acting to benefit all shareholders, and most recently was instrumental in permitting shareholders of Pioneer Municipal and Equity Income Trust to obtain full NAV for their shares.  Our interests are aligned with yours.  Western Investment believes that there are other well qualified advisers readily available who would provide superior service for a lower fee.  Unlike members of the current Board, who stand to collect $235,000/year from UBS for their service on other boards in the UBS fund complex and own no shares of stock of the Fund, we benefit only if all stockholders benefit.  We have no affiliation with UBS and hold no directorships in any other UBS fund.  Our nominees bring a commitment to good governance and provide an ownership representation in the boardroom that assures an engaged advocacy for stockholders and effective oversight of the manager.  They have the talent, expertise and experience needed to make the hard choices required.  Our goal is simple: to deliver to PPM stockholders the full value of their investment.

You have a choice.  We urge you to vote your shares today by phone or internet, or by signing, dating and returning the enclosed GOLD proxy in the envelope provided.

Thank you for your support.

Regards,

Arthur D. Lipson
Western Investment LLC

January 5, 2009

IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO THE FUND’S MANAGEMENT, EITHER DIRECTLY OR OVER THE PHONE OR INTERNET,
YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

WE URGE YOU TO VOTE YOUR GOLD PROXY TODAY.

IF YOU HAVE ANY QUESTIONS ABOUT
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YOU MAY ALSO CONTACT WESTERN INVESTMENT LLC VIA EMAIL AT
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